As filed with the Securities and Exchange Commission on February 16, 2021

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

GREENBOX POS

(Exact name of registrant as specified in its charter)

Nevada	8742	22-3962936
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

GreenBox POS

8880 Rio San Diego Drive, Suite 102

San Diego, CA 92108

(619) 631-8261

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ben Errez

716 Seneca Heights, Las Vegas, NV 89081

(619) 631-8261

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph M. Lucosky, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, New Jersey 08830 Tel. No.: (732) 395-4400	Andrew M. Tucker, Esq. Nelson Mullins Riley & Scarborough LLP 101 Constitution Ave NW, Suite 900 Washington, DC 20001 Tel. No.: (202) 689-2800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☑ 333-252576

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common stock, $0.001 par value per share (2)	$4,111,250	$448.54

Total	$4,111,250	$448.54

(1)

The registrant previously registered securities with a proposed maximum aggregate offering price not to exceed $46,000,000 on a registration statement on Form S-1 (File No. 333-252576), which was declared effective by the Securities and Exchange Commission on February 12, 2021. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, or the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $4,111,250 are hereby registered.

(2)	Includes shares of common stock which may be issued upon exercise of a 45-day over-allotment option granted to the underwriters.

This registration statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act.

Explanatory note and incorporation by reference

GreenBox POS, a Nevada corporation, or the Registrant, is filing this registration statement to register additional securities with the Securities and Exchange Commission, or the SEC, pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This Registration Statement relates to the public offering of the securities contemplated by the registration statement on Form S-1 (File No. 333-252576), which the Registrant originally filed on January 29, 2021, as amended, or the Prior Registration Statement, which the SEC declared effective on February 12, 2021. This registration statement incorporates by reference the contents of the Prior Registration Statement, including all amendments and exhibits thereto.

The Registrant is filing this Registration Statement for the sole purpose of increasing, by $4,111,250, the maximum aggregate offering price of the shares of Common Stock, $0.001 par value per share (the “Common Stock”) which may be sold by the Registrant. The increase in the maximum aggregate offering price of the shares of Common Stock that are being registered for issuance and sale is in an amount that represents no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee Table contained in the Prior Registration Statement.

The required opinion and consents are listed on an Exhibit Index attached hereto and filed herewith.

Exhibit Index

Incorporated by
Exhibit		Reference		Filed or Furnished
Number	Exhibit Description	Form	Exhibit	Filing Date	Herewith

5.1	Legal opinion of Lucosky Brookman LLP				X

23.1	Consent of BF Borgers CPA PC				X

23.2	Consent of Lucosky Brookman LLP (reference is made to Exhibit 5.1)				X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, CA, on February 16, 2021.

GreenBox POS

By:	/s/ Fredi Nisan
Fredi Nisan
Chief Executive Officer

 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Fredi Nisan	Chief Executive Officer and Director	February 16, 2021
Fredi Nisan	(principal executive officer)

/s/ Ben Errez	Executive Vice President and Chairman of the Board of Directors	February 16, 2021
Ben Errez	(principal financial officer and principal accounting officer)

/s/ Genevieve Baer	Director	February 16, 2021
Genevieve Baer

/s/ William J. Caragol	Director	February 16, 2021
William J. Caragol

/s/ Ezra Laniado	Director	February 16, 2021
Ezra Laniado